                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of November 27, 2000, by and between LCA Group Inc., a Delaware corporation ("the Company"), with its principal office at 101 Wood Avenue South, Iselin, New Jersey 08830, and Joseph P. McPartland ("Executive").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, Executive is currently employed by U.S. Industries, Inc. ("USI");

         WHEREAS, USI intends to transfer all or a portion of the assets constituting USI's Lighting Corporation of America segment and other assets of USI to the Company, a newly constituted wholly owned subsidiary of USI, and to spin off the Company to the shareholders of USI (the "Spinoff");

         WHEREAS, effective as of the consummation of the Spinoff (the "Commencement Date"), the Company will employ Executive as a senior executive and the Executive is willing to serve in such capacity; and

         WHEREAS, the Company and Executive desire to enter into this agreement (the "Agreement") as to the terms of Executive's employment by the Company, under which the Executive's employment shall commence on the Commencement Date.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

         1. Term of Employment. Except for earlier termination as provided in
Section 7 hereof, Executive's employment under this Agreement shall be for a two
(2) year term (the "Employment Term") commencing on the Commencement Date. Subject to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive one (1) year periods unless the Company or Executive gives written notice to the other at least ninety (90) days prior to the expiration of the then current Employment Term of the termination of Executive's employment hereunder at the end of such current Employment Term. Notwithstanding the foregoing, this Agreement shall be null and void if the Spinoff is not consummated by January 31, 2000.

         2. Positions. (a) Executive shall serve as a senior executive of the Company; initially as the Group Vice President of the Company. Executive shall also serve, if requested by the Board of Directors of the Company or the Chief Executive Officer of the Company (the "Chief Executive Officer"), as an executive officer, director of subsidiaries and a director of associated companies of the Company and a fiduciary of any employee benefit plan or trust for the employees of the Company or subsidiaries and shall comply with the policy of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") with regard to retention or forfeiture of the director's or other fees.

         (b) Executive shall report to any more senior officer of the Company as designated by the Chief Executive Officer and shall have such duties and authority, consistent with Executive's then position, as shall be assigned to Executive from time to time by the Board or other managing body of the Company (the "Board), the Chief Executive Officer or such other more senior officers of the Company.

         (c) During the Employment Term, Executive shall devote substantially all of Executive's business time and efforts to the performance of Executive's duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of Executive's duties and responsibilities hereunder, to manage Executive's passive personal investments and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, the Executive may serve on corporate boards of directors or advisory committees only if approved in advance by the Board or the Chief Executive Officer (which approval may be withdrawn at any time) and shall not serve on any corporate board of directors or advisory committees if such service would be inconsistent with Executive's fiduciary responsibilities to the Company.

         3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $260,000 Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's base salary shall be subject to annual review by the Board or the Compensation Committee and may be increased, but not decreased, from time to time by the Board or the Compensation Committee, except, prior to a Change in Control, as defined in Section 11 hereof, it may be decreased proportionately in connection with an across the board decrease applying to all senior executives of the Company. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

         4. Incentive Compensation. (a) Bonus. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible to participate in an incentive pay plan of the Company in accordance with, and subject to, the terms of such plan that provides an annualized cash target bonus equal to at least 70% of Base Salary (the "Target Bonus").

         (b) Equity. The Executive shall be entitled to participate in any equity plan established by the Company for which the Executive is eligible at such level and on such terms as established by the Company. Notwithstanding the foregoing, any equity granted to the Executive that is effective on or within six (6) months after the Commencement Date shall fully vest upon a termination of employment by the Company without Cause pursuant to Section 7(a)(iv), a termination of employment by the Executive for Good Reason pursuant to Section 7(a)(iii), a termination of employment as a result of death or Disability pursuant to Sections 7(a)(i) and (ii) or upon a Change in Control of the Company.

         (c) Other Compensation. The Company may, upon recommendation of the Compensation Committee, award to the Executive such other bonuses and compensation as it deems appropriate and reasonable.

         5. Employee Benefits and Vacation. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of senior executives of the Company of a comparable level in each case in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive). The Executive shall be initially provided with a leased automobile or an automobile allowance by the

Company, in such manner and at such level as determined by the Company; however, the Company reserves the right, upon recommendation of the Compensation Committee, to modify the arrangement or change the level of allowances in the future. To the extent permitted under applicable law, the Company shall not treat as compensation to Executive fringes and prerequisites provided to Executive or the items under Section 6 below. Notwithstanding the foregoing, for the two (2) year period after a Change in Control (the "Change in Control Protection Period"), while employed, Executive shall be entitled to (i) coverage and benefits at least equal in the aggregate to the benefits provided under the benefit plans and programs, including, without limitation, any life insurance, medical insurance, disability, pension, savings, incentive, retirement and other plans and programs, of the Company applicable to Executive immediately prior to such Change in Control and any (ii) fringe benefits and prerequisites of at least equal value to those provided by the Company to the Executive immediately prior to the Change in Control.

         (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave customarily provided by the Company for its senior executive employees.

         6. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of Executive's duties hereunder, in accordance with the Company's policies as in effect from time to time.

         7. Termination. (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

                  (i) the death of the Executive;

                  (ii) the termination of the Executive's employment by the Company due to the Executive's Disability pursuant to Section 7(b) hereof;

                  (iii) the termination of the Executive's employment by the Executive for Good Reason pursuant to Section 7(c) hereof;

                  (iv) the termination of the Executive's employment by the Company without Cause;

                  (v) the termination of employment by the Executive without Good Reason upon sixty (60) days prior written notice;

                  (vi) the termination of the Executive's employment by the Company for Cause pursuant to Section 7(e);

                  (vii) The retirement of the Executive by the Company at or after Executive's sixty-fifth birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

         (b) Disability. If, by reason of the same or related physical or mental illness or incapacity, Executive is unable to carry out Executive's material duties pursuant to this Agreement for more than one hundred eighty (180) days (whether or not business days) in any twelve (12) consecutive month period, the Company may terminate Executive's employment for Disability upon written notice, by a Notice of Disability Termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out Executive's duties as a result of the same or related physical or mental illness or incapacity.

         (c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof): (i) any demotion of Executive from being an executive officer of the Company (except in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence); (ii) within two (2) years after a Change in Control, a relocation of the Company's principal United States executive offices to a location more than both thirty-five (35) miles from the current office and thirty-five (35) miles from Executive's residence at the time of relocation, or a relocation of the Executive to a location more than thirty-five (35) miles from the Company's principal United States executive offices; (iii) a failure by the Company to pay Executive's Base Salary in accordance with Section 3 hereof, (iv) any resignation by Executive during the thirty (30) day period after the eighteen
(18) month period following a Change in Control or (v) with regard to a Relocation (as defined below) not covered by (ii) above, a failure of the Company to provide Executive with a relocation program that is at least as favorable in aggregate as the Relocation Program set forth in Exhibit A hereof. For purposes of the foregoing, Relocation shall mean a relocation of Executive's office by the Company, at any time prior to a Change in Control, to a location more than thirty-five (35) miles further than Executive's then current principal residence is from Executive's then office.

         (d) Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

         (e) Cause. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to the Company or its business; (ii) Executive's refusal or willful failure to perform Executive's duties after written notice from the Company; (iii) Executive's willful misconduct which has a material adverse impact on the Company or its affiliates, whether economic, reputation wise or otherwise, as determined by the Board; (iv) Executive's conviction of, or pleading nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude; (v) the breach by Executive of any material fiduciary duty owed by Executive to the Company; (vi) Executive's dishonesty or fraud with regard to the Company (other than good faith expense account disputes) or a material violation of the Company's Code of Conduct; or
(vii) any other
material breach by Executive of this Agreement that remains uncured for ten (10) days after written notice thereof is given to the Executive.

         (f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in
Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination.

         8. Consequences of Termination of Employment. (a) Death. If Executive's employment is terminated during the Employment Term by reason of Executive's death in accordance with Section 7(a)(i), the employment period under this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement except for: (i) any earned but unpaid bonus for any prior fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6, which amounts shall be promptly paid in a lump sum to Executive's estate, except as otherwise provided under any plans or programs; (ii) the product of (x) the target annual bonus for the fiscal year of the Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which the Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives; (iii) subject to Section 4(b) hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company, which shall be paid in accordance with such plans and programs; and (iv) payment on a monthly basis of three (3) months of Base Salary, which shall be paid to

Executive's spouse, or if Executive is not married or if Executive's spouse shall predecease Executive, then to Executive's estate; and (vi) payment of the spouse's and dependent's COBRA coverage premiums to the extent, and so long as, they remain eligible for COBRA coverage, but in no event more than three (3) years.

         (b) Disability. If Executive's employment is terminated by reason of Executive's Disability in accordance with Section 7(a)(ii), Executive shall be entitled to receive the payments and benefits to which Executive's representatives would be entitled in the event of a termination of employment by reason of Executive's death (other than life insurance benefits), provided that the payment of Base Salary shall be reduced by the projected amount Executive would receive under any long-term disability policy or program maintained by the Company during the three (3) month period during which Base Salary is being paid and COBRA coverage shall include Executive but, except as otherwise provided under any other applicable employee benefit plan, be limited to a maximum of eighteen (18) months.

         (c) Termination by Executive for Good Reason or Termination by the Company without Cause or Nonextension of the Term by the Company. (i) If (x) Executive terminates employment hereunder for Good Reason during the Employment Term in accordance with Section 7(a)(iii), (y) if Executive's employment with the Company is terminated by the Company without Cause in accordance with
Section 7(a)(iv) or (z) Executive's employment with the Company terminates as a result of the Company giving notice of nonextension of the Employment Term pursuant to Section 1 hereof, Executive shall be entitled to receive, subject to Sections 9(b) and (c) and Section 10 hereof, (A) in twenty-four (24) equal monthly installments, an amount aggregating (i) two (2) times Base Salary, and (ii) two (2) times the Target Bonus, provided, however, if such termination of employment is after a Change in Control, such amount shall be paid in lump sum; (B) in a lump sum, any unreimbursed business expenses payable pursuant to Section 6, any accrued but unpaid Base Salary, any earned but unpaid bonus for any completed prior fiscal year and any accrued vacation pay payable pursuant to the Company's policies;
(C) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, incentive plans or equity plans and programs of the Company, which shall be paid in accordance with such plans or programs; (D) two
(2) years of additional service and compensation credit (at Executive's then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (E) two (2) years of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn Executive's then current salary) under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (F) continuation of the Executive and Executive's dependents' health coverage under the Company's health plans which cover the senior executives of the Company or materially similar benefits until the earlier of (x) twenty-four
(24) months after termination of employment or (y) Executive becomes eligible as a result of Executive's employment to participate in other health coverage. Coverage under (F) above may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for

Executive and Executive's dependents, or by covering Executive and Executive's dependents under substitute arrangements.

         (d) Termination for Cause or Voluntary Resignation without Good Reason or Retirement. If Executive's employment hereunder is terminated (i) by the Company for Cause pursuant to Section 7(a)(vi), (ii) by Executive without Good Reason pursuant to Section 7(a)(v), (iii) by the Company pursuant to Section 7(a)(vii) hereof, or (iv) the Executive's employment with the Company terminates as a result of the Executive giving notice of nonextension of the Employment Term pursuant to Section 1 hereof, the Executive shall be entitled to receive only Executive's Base Salary through the date of termination, any earned but unpaid bonus for any prior fiscal year, and any unreimbursed business expenses payable pursuant to Section 6. Subject to Section 4 hereof, all other benefits due Executive following such termination of employment shall be determined in accordance with the plans and programs of the Company.

         9. No Mitigation; Set-Off. (a) In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and except as provided below, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. In the event of any termination of employment entitling the Executive to payments under
Section 8(c) hereof, there shall be no offset under this Section 9 against any amounts due Executive under this Agreement on account of any remuneration that Executive receives during the one (1) year after the Executive's employment terminates (the "One-Year Period"); but if, at any time after the One-Year Period, but prior to a Change in Control, the Executive is employed on a substantially full time basis either as an employee or independent contractor (other than self employed as an independent contractor doing special projects for unrelated entities or unrelated consulting firms with no project scheduled to extend, or extending, on a substantially full-time basis for more than sixty (60) days after the end of the One-Year Period) the amounts payable to Executive under Section 8(c)(A) hereof shall cease. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

         (b) Executive agrees that, as a condition to receiving the payments and benefits provided under Section 8(c) hereunder Executive will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then standard form being used by the Company for senior executives (but without release of the right of indemnification hereunder or under the Company's By-laws or rights under benefit or equity plans that by their terms are intended to survive termination of his employment).

         (c) Upon any termination of employment, Executive hereby resigns as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. Executive shall promptly execute any further documentation thereof as requested by the Company and, if the Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

         10. Confidential Information, Non-Competition and Non-Solicitation of the Company. (a) (i) Executive acknowledges that as a result of Executive's employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliates and create relationships with customers, suppliers and other persons dealing with the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationship and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.

             (ii) Executive acknowledges that the retention of nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from Executive's Solicitation of such employees as set forth below.

             (iii) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 10.

         (b) Competition shall mean: participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a business in competition with any business conducted by the Company, provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock or public debt of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board or the Chief Executive Officer.

         (c) Solicitation shall mean: recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company.

         (d) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this
Section 10 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

         (e) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

         (f) Upon termination of his employment with the Company and its affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which Executive may possess or have under Executive's direction or control other than documents provided to Executive in Executive's capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive's employment or severance.

         (g) During the Employment Term and for two (2) years following a termination of Executive's employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause, Good Reason or non-extension of the Employment Term, Executive will not engage in Solicitation.

         (h) During the Employment Term and for one (1) year following a termination of Executive's employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause, Good Reason or non-extension of the Employment Term, Executive will not enter into Competition with the Company or its affiliates.

         (i) In the event of a breach or potential breach of this Section 10, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this
Section 10 enforced. It is hereby acknowledged that the provisions of this
Section 10 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 10 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

         (j) Furthermore, in the event of breach of this Section 10 by Executive, while Executive is receiving amounts under Section 8(c) hereof, Executive shall not be entitled to receive any future amounts pursuant to
Section 8(c) hereof.

         11. Change in Control. (a) For purposes of this Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this section) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or

(y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.

         12. Indemnification. The Company shall indemnify and hold harmless Executive to the extent provided in the Certificate of Incorporation and By-Laws of the Company for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other subsidiary or affiliate of the Company or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

         13. Special Tax Provision. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Code Section 280G(b)(2) or any person affiliated with the Company or such person) as a result of a change in ownership of the Company or a direct or indirect parent thereof covered by Code Section 280G(b)(2) (collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), the

Company shall pay to Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 13 is that (a) the Executive, after paying Executive's federal, state and local income tax, will be in the same position as if Executive was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 13 and (b) that Executive should never be "out-of-pocket" with respect to any tax or other amount subject to this Section 13, whether payable to any taxing authority or repayable to the Company, and this Section 13 shall be interpreted accordingly.

         (b) Except as otherwise provided in Section 13(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                  (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code Section

         280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and the Executive) (the "Accountant"), deliver a written opinion to Executive, reasonably satisfactory to Executive's legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

                  (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

         (c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed:

                  (i) to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

                  (ii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income.

         (d)(i)(A) In the event that prior to the time the Executive has filed any of Executive's tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

                   (B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by the Executive of any of Executive's tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, the Executive shall file at the request of the Company an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the

Executive must pay on such interest and which Executive is unable to deduct as a result of payment of the refund).

                   (C) In the event the Executive receives a refund pursuant to
(B) above and repays such amount to the Company, the Executive shall thereafter file for refunds or credits by reason of the repayments to the Company.

                   (D) The Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if the Executive's claim for refund or credit is denied.

             (ii) In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

             (iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 13, subject to subpart
(i)(D) above, the Executive shall permit the Company to control issues related to this Section 13 (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax, or associated income taxes, the Executive shall permit the representative of the Company to accompany Executive and the Executive and Executive's representative shall cooperate with the Company and its representative.

             (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 13 (other than by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of the Executive.

         (e) The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth (5th) day following the determination by the Accountant, and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, the Company shall pay the Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by the Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

         (f) The Company shall be responsible for all charges of the Accountant and if (e), above is applicable the reasonable charges for the opinion given by Executive's counsel.

         (g) The Company and the Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 13 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with
Section 13(d)(i)(D) hereof.

         14. Executive's Representation. The Executive represents and warrants to the Company that there is no legal impediment to Executive performing Executive's obligations under this Agreement and neither entering into this Agreement nor performing Executive's contemplated service hereunder will violate any agreement to which Executive is a party or any other legal restriction.

         15. Legal and Other Expenses. In the event that Executive's employment terminates at or after a Change in Control and a claim for payment or benefits under this Agreement (or the other agreements and plans referred to herein) is disputed thereafter, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, provided that material portions of Executive's claim are not found to be frivolous or asserted in bad faith.

         16. Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

         (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

         (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquiror of all or substantially all of the assets of the Company or all or substantially all of the assets of a group of subsidiaries and divisions of the Company, provided such entity or acquiror promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquiror, as the case may be.

         (e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto. In the event of the Executive's death while receiving amounts payable pursuant to Section 8(c) hereof, any remaining amounts shall be paid to Executive's estate.

         (f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two
(2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company's address set forth on the initial page of this Agreement and the most recent address on file for the Executive with the Company, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

         (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         (h) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 12 hereof, shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

         (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                            LCA Group Inc.

                                            By: /s/ James O'Leary
                                               --------------------------------

                                                /s/ Joseph P. McPartland
                                               --------------------------------
                                               Executive

                                   EXHIBIT A

                               RELOCATION PROGRAM

This document describes the Executive relocation/reimbursement program (the "Relocation Program") available to the Executive.

I. The Executive will be reimbursed by the Company for the actual costs associated with the sale of Executive's principal home ("Former Home"), as follows:

    A. Generally:

             Packing, shipping, moving, unpacking and insuring household goods and common personal possessions (carrier is typically prohibited from delivering perishables, frozen foods, plants or shrubbery, combustible items and paint, or articles of extraordinary value such as jewelry, precious stones, stamp collections, wills, stocks, etc.).

             Reasonable (at least three round trips with Executive and one dependent) pre-move travel, meals, etc. for house hunting.

             Selling expenses on Executive's Former Home as follows:

                  - Reasonable attorney's fees

                  - Transfer tax

                  - Real estate commission, up to a maximum total of 6% of the gross sales price.

             Disconnecting and connecting normal appliances at origin and destination (not including installation or overhauling of equipment).

    B. The Company will pay for moving the following:

       (1) Automobiles (maximum two), registered in Executive's (or spouse's) name.

       (2) One boat or trailer, registered in Executive's (or spouse's) name.

    C. The Company will not pay for moving firewood, building materials, exclusive use of van, household cleaning and maid service, assembly or disassembly of portable swimming pools or items of a similar nature.

    D. The Company will reimburse Executive for the following incidental expenses reasonably incurred in connection with Executive's relocation:

       (1) Travel expenses, including meals and lodging incurred by Executive and dependents while traveling from Former Home to Executive's new location via personal car or common carrier, economy class.

       (2) Meals and lodging expenses temporarily incurred by Executive and dependents, if any, until Executive obtains permanent living quarters. Such reimbursement shall not exceed such costs for two weeks or until two days following delivery of Executive's personal or household goods, whichever first occurs. Extensions may be granted at the Company's discretion as a result of extenuating circumstances.

    E. The Company will reimburse Executive for the following expenses in connection with purchasing a principal house/home within a reasonable proximity to the new Company's headquarters' location within twelve (12) months of the relocation of Executive:

       (1) Reasonable attorney's fees;

       (2) Title search and any other filing fees;

       (3) Building and termite inspection;

       (4) Mortgage application, placement fee and points (up to a maximum payment of the lesser of 1 1/2 points or $6,000 for points).

    F. The Company will make a payment to Executive equal to one month's Base Salary to cover other incidental expenses relating to moving. Executive is not required to submit a claim for this payment. This payment will be made within thirty (30) days of Executive's actual physical permanent relocation, upon notice from Executive confirming the move.

II. Tax Issues

       Federal Income Tax law generally requires the Company to file forms with the Internal Revenue Service ("IRS") indicating the amount of moving and relocation expenses paid to Executive or to others on behalf of Executive. Such amounts may include, for example, the cost of moving household goods and real estate commissions which are paid directly by the Company to outside companies. The total of the amounts will generally be reported to the IRS on Form W-2, a copy of which will be sent to Executive.

       The Company shall advise Executive of the details of the moving expenses and reimbursements and will provide the information to Executive in accordance with applicable IRS Forms or Notices or, if no IRS Form or Notice is required, in a format selected by the Company.

       Executive generally will be required to include in taxable income the amounts shown on Form W-2 and will be permitted to claim certain moving expense deductions for amounts paid directly by the Executive and not reimbursed by the Company by filing Form 3903 - Moving Expense Adjustment, or other applicable IRS forms. The Company will reimburse Executive for additional federal taxes incurred as a result of reporting income in excess of allowable deductions resulting from the relocation other than that resulting from a termination by the Executive without Good Reason or by the Company for Cause (the "Excess Amount"). However, the income provided pursuant to Section I.F. will be subtracted from the Excess Amount prior to calculating the additional federal tax "gross-up". The Company will also reimburse Executive for additional state and other payroll taxes, if any, incurred as a result of paying for expenses referred to above, subject to the same limitations.

       The Company is also required to withhold federal income taxes from that portion of Executive's reimbursement which are included in income and non-deductible. The amount of such taxes withheld will be reimbursed to Executive.

       Because the tax reimbursement(s) will also be taxable income to Executive in the year received, the reimbursement(s) will be "grossed-up" so that the amount received will substantially equal the balance of the tax, as well as the tax on the reimbursement, at Executive's marginal rate of federal tax and, if applicable, any state tax and payroll taxes.